Exhibit 10.24

AMENDMENT

Reference is made to the Senior Unsecured Convertible Note issued to NB Athyrium LLC (the “Noteholder”) by Stemline Therapeutics, Inc. (the “Company”), dated March 16, 2010 (the “Note”).  Terms used but not defined herein shall have the meanings assigned to them in the Note.

The Company has filed a Registration Statement on Form S-1 with respect to a proposed initial public offering (“IPO”)of its common stock (the “Common Stock”).

The undersigned agree as follows:

1.                                       Section 3(b) of the Note is amended to permit conversion of less than all of the Note.

2.                                       Upon the closing of the IPO, NB Athyrium LLC agrees to convert 50% of the principal and accrued amount of its Note at the price to public per share on the cover of the final prospectus, and pursuant to Section 3(d) of the Note accelerates 50% of the principal and accrued interest of its Note upon closing of the IPO.

3.                                       The shares resulting from this optional conversion will not be subject to any lockup.

4.                                       The Company will reimburse NB Athyrium LLC for any out of pocket legal expenses it may have, up to a $25,000.00 cap.

5.                                       The Company will assist NB Athyrium LLC and cooperate with the removal of the “restricted” stock legend as soon as the lockup applicable to all the other shares of common stock of the Company beneficially owned by NB Athyrium expires.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of July 26, 2012.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein
Ivan Bergstein, M.D.
President and Chief Executive Officer

NB ATHYRIUM LLC

By its managing member, NB SOF II Holdings (D) LP

By its general partner, NB Secondary Opportunities Associates II LP

By its general partner, NB Secondary Opportunities Associates II GP LLC

By:	/s/ Christian Neira
Name:	Christian Neira
Title:	Authorized Signatory